Exhibit 99.1

NEWS RELEASE
Contact: Bob Butter, Corporate Communications / Office: 412-820-1347 / bbutter@tollgrade.com
TOLLGRADE REPORTS SECOND QUARTER 2008 RESULTS
PITTSBURGH, July 23, 2008 — Tollgrade Communications, Inc. (NASDAQ: TLGD), a leading supplier of network service assurance test products and solutions, today reported revenue of $14.6 million and a loss per share of ($0.02) for the second quarter ended June 28, 2008. These results include the effects of non-cash charges for stock-based compensation and restructuring expenses, which amounted to $0.02 per share. Excluding these charges, non-GAAP earnings performance for the second quarter 2008 was break-even. In comparison, on a GAAP basis, revenue and earnings per share for the second quarter ended June 30, 2007 were $14.2 million and $0.03, respectively, while earnings per share on a non-GAAP basis for the second quarter ended June 30, 2007, were $0.06.
“We have made good progress on many fronts across the business as compared to our first quarter 2008 results. For example, sales are up by over 10%, operating expenses have declined by more than 14%, and cash and short-term investments have increased by $3.4 million,” said Tollgrade President and CEO Joseph Ferrara. “While we are happy that we exceeded our second quarter 2008 revenue range guidance of $11 million to $14 million, we continue to address year over year declines in market demand for some of our core products. Our most recent acquisition continues to deliver revenue results that are largely replacing the declining demand for some of our products in other areas,” added Ferrara.
Second Quarter 2008 Revenue Results
Sales of Tollgrade’s system test products were $5.2 million in the second quarter 2008, compared to $4.5 million in the same period of 2007. The results for the second quarter 2008 include revenues from the sale of DigiTest®, LDU and N(x)Test™ test probe hardware products. Revenue from these products in the second quarter 2008 compared to the second quarter 2007 increased due to the inclusion of LDU product sales resulting from the acquisition of the Broadband Test Division of Teradyne, Inc. (“BTD”) in August 2007, which was offset by lower sales of DigiTest products. LDU shipments were driven by sales to a major European service provider.

Overall sales of cable hardware and software products were $2.1 million in the second quarter 2008 compared to $3.5 million in the second quarter 2007. The year over year decline was a result of reduced market demand from both direct and indirect sales channels. Compared to the first quarter 2008, our cable hardware and software sales for the second quarter 2008 rebounded by $0.5 million, or over 30%.
Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $1.2 million in the second quarter 2008, compared to $2.9 million in the second quarter 2007. As we previously discussed in prior releases, more than one-half of this decline is due to the completion of a major customer’s testability program in 2007 and the remaining decline is due to reduced market demand for these products.
Sales from services, which include software maintenance, project management fees and repairs, were $6.1 million in the second quarter 2008 compared to $3.3 million in the second quarter 2007. The increase is largely due to the inclusion of services revenue from international customers from our most recent acquisition. Our acquisition of BTD was completed in August 2007 during our third quarter 2007, and therefore, it is not included in the second quarter 2007 results.
Second Quarter 2008 Financial and Operating Data
Gross profit for the second quarter 2008 was $7.3 million, compared to $7.8 million in the second quarter 2007. As a percentage of sales, gross profit was 50.3% in the second quarter 2008, compared to 55.0% in the second quarter 2007. The decrease in gross margin resulted from product mix changes, the impact of lower manufacturing volumes, and certification fees and other costs related to the introduction of new products.
Including restructuring expenses, the Company lowered operating expenses to $7.7 million for the second quarter 2008, compared to $7.9 million in the prior year quarter. Excluding restructuring expenses for both periods, operating expenses on a non-GAAP basis were $7.6 million and $7.7 million in the second quarter 2008 and 2007, respectively.
Selling and marketing expenses in the second quarter 2008 were lowered to $2.2 million compared to $2.3 million in the second quarter 2007. Compared to the first quarter 2008, selling and marketing expenses for the second quarter 2008 decreased by $0.3 million due to our cost reduction initiatives initiated during the first quarter 2008. In both quarters, the cost reductions were offset, in part, by increases resulting from the BTD acquisition.

General and administrative expenses were $2.2 million for the second quarter 2008 compared to $2.3 million in the second quarter 2007. Compared to the first quarter 2008, general and administrative expenses for the second quarter 2008 decreased by $0.3 million or 13% due to non-recurring charges for transitional services related to the BTD acquisition in the earlier quarter.
Research and development costs were $3.2 million for the second quarter 2008 compared to $3.0 million in the second quarter 2007. The increase reflects additional engineering costs related to the acquisition of BTD offset in part by cost savings associated with the workforce reduction that occurred in January 2008. Compared to the first quarter 2008, research and development costs for the second quarter 2008 decreased by $0.4 million or 11% due to the completion of the transitional engineering program related to the BTD integration and the impact of our cost reduction program.
The provision for income taxes of approximately $0.2 million consists primarily of taxes on income earned in certain foreign jurisdictions. Based on a review of its tax position at June 28, 2008, the Company did not record any tax benefit on losses pertaining to its U.S. operations and certain foreign operations.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $18.5 million as of June 28, 2008, compared to a backlog of $19.2 million as of December 31, 2007. Further, the backlog at June 28, 2008 and December 31, 2007 included approximately $13.8 million and $13.6 million, respectively, related to software maintenance contracts, which is primarily earned and recognized as income on a straight-line basis during the remaining terms of these agreements.
Management expects that approximately 38% of the current total backlog will be recognized as revenue in the third quarter 2008.
Third Quarter 2008 Outlook
“Our third quarter 2008 revenue outlook range is slightly higher than the revenue guidance provided for the previous quarter and is expected to include a contribution from initial domestic market shipments of DigiTest ICE™, our new low cost IP service assurance probe for remote network testing,” said Joseph Ferrara. “We expect our revenue outlook for the third quarter to range from $12 million to $15 million. We continue to see progress in managing our operating expense levels as we strive for near-term profitability,” he continued.
“We announced on April 10, 2008 that we were undertaking a full review of strategic opportunities to leverage Tollgrade’s expertise and reputation in service assurance test and measurement solutions,” said Ferrara. “We are in the midst of this evaluation process and, to date, have not reached any specific conclusions and no deadline has been set for completing this process. Our objective is to ensure that we preserve and enhance shareholder value as we continue this process and our work with customers around the world,” added Ferrara.
Conference Call and Webcast
A conference call to discuss earnings results for the second quarter 2008 will be held on Thursday, July 24, 2008 at 9:00 AM, Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade’s Second Quarter 2008 Earnings Results Call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.videonewswire.com/event.asp?id=49768
About Tollgrade
Tollgrade Communications, Inc. is a leading supplier of service assurance products and solutions for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies. Tollgrade’s customers range from the top RBOCs (Regional Bell Operating Companies) and cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services, as well as for power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Revenues:
Products	$8,491	$10,863	$15,631	$20,860
Services	6,106	3,318	12,150	6,363

	14,597	14,181	27,781	27,223

Cost of sales:
Products	4,478	4,976	8,094	9,503
Services	1,924	831	3,910	1,760
Amortization	853	570	1,867	1,138
Impairment	—	—	3,291	—
Inventory writedown/restructuring	—	—	759	—

	7,255	6,377	17,921	12,401

Gross profit	7,342	7,804	9,860	14,822

Operating expenses:
Selling and marketing	2,162	2,325	4,597	4,510
General and administrative	2,248	2,340	4,827	4,448
Research and development	3,230	2,992	6,846	5,945
Restructuring	70	212	505	594

Total operating expenses	7,710	7,869	16,775	15,497

Loss from operations	(368)	(65)	(6,915)	(675)
Interest income	313	740	805	1,516

(Loss) income before income taxes	(55)	675	(6,110)	841
Provision for income taxes	200	225	649	280

Net (loss) income	$(255)	$450	$(6,759)	$561

Diluted earnings per-share information:
Weighted average shares of common stock and equivalents:	13,158	13,516	13,158	13,480

Net (loss) income per common and common equivalent shares	$(0.02)	$0.03	$(0.51)	$0.04

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 28,	December 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$56,880	$58,222
Short-term investments	2,442	632
Accounts receivable:
Trade	13,279	14,625
Other	1,518	2,255
Inventories	12,613	13,687
Prepaid expenses and deposits	925	1,120
Deferred and refundable tax assets	385	503
Assets held for sale	—	272

Total current assets	88,042	91,316

Property and equipment, net	3,795	4,279
Intangibles	39,274	44,215
Other assets	343	333

Total assets	$131,454	$140,143

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$598	$4,214
Accrued warranty	1,537	1,937
Accrued expenses	2,526	3,148
Accrued salaries and wages	687	891
Accrued royalties payable	89	707
Income tax payable	1,145	572
Deferred revenue	4,917	2,767

Total current liabilities	11,499	14,236

Pension obligation	1,052	908
Deferred tax liabilities and other taxes	2,082	1,999

Total liabilities	14,633	17,143

Total shareholders’ equity	116,821	123,000

Total liabilities and shareholders’ equity	$131,454	$140,143

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 28,	June 30,
	2008	2007
Cash flows from operating activities:
Net (loss) income	$(6,759)	$561
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Impairment	3,291	—
Depreciation and amortization	2,770	1,947
Stock-based compensation expense	157	628
Valuation allowance	129	—
Deferred income taxes	19	1,101
Restructuring and write-down of inventory	770	246
Provisions for losses on inventory	175	268
Provision for allowance for doubtful accounts	40	39
Changes in assets and liabilities:
Accounts receivable-trade	1,055	5,116
Accounts receivable-other	477	238
Inventory	160	(3,600)
Prepaid expense and other assets	254	(492)
Accounts payable	(3,349)	(365)
Accrued warranty	(400)	(95)
Accrued expenses and deferred income	1,611	(1,311)
Accrued royalties payable	(618)	105
Income taxes payable	517	—

Net cash provided by operating activities	299	4,386

Cash flows from investing activities:
Purchase of short-term investments	(2,274)	(11,608)
Redemption/maturity of short-term investments	464	4,170
Capital expenditures, including capitalized software	(402)	(761)
Sale of assets held for sale	262	568

Net cash used in investing activities	(1,950)	(7,631)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	36
Excess tax benefit from stock-based compensation	—	2

Net cash provided by financing activities	—	38

Net decrease in cash and cash equivalents	(1,651)	(3,207)
Effect of exchange rate changes on cash & cash equivalents	309	—
Cash and cash equivalents at beginning of period	58,222	57,378

Cash and cash equivalents at end of period	56,880	$54,171

Explanation of Non-GAAP Measures
During the second quarter 2008, we continued the restructuring programs that we announced on July 27, 2006 and January 30, 2008, aimed at reducing the Company’s existing cost structure. We have provided non-GAAP financial measures (e.g., non-GAAP earnings per share) that exclude the charges associated with the continuation of the restructuring initiatives, as well as the related income tax effects of such items, stock-based compensation expense, write-downs and impairments. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our second quarter financial performance. We believe that by excluding these charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist us in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information may, therefore, not necessarily be comparable to that of other companies and should be considered as a supplement to, and not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
To supplement the presentation of our non-GAAP financial measures for the three and six month periods ended June 28, 2008 and June 30, 2007, we have prepared the following tables that reconcile the differences between the non-GAAP financial measures with the most comparable measures prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be used in isolation from or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effect:
•	Restructuring expense: For the three and six month periods ended June 28, 2008 and June 30, 2007, we have excluded the effect of restructuring programs from our GAAP operating expense, operating income, net income and diluted EPS. The restructuring program included charges primarily associated with employee severance, refinement of estimates related to relocation, and lease termination costs. We believe it is useful for investors to understand the effect of these expenses on our operating performance.

•	Stock-based compensation expense: For the three and six month periods ended June 28, 2008 and June 30, 2007, we have excluded the effect of employee stock-based compensation expense on operating expenses, operating income, net income and diluted EPS. We exclude employee stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that we believe are not reflective of our core operating performance.

•	Impairment charges: For the six month period ended June 28, 2008, we have excluded the effect of certain intangible and inventory impairment charges on gross profit, gross margin, operating income, net income and diluted EPS. We believe it is useful for investors to understand the effect of these charges on our operating performance.

Reconciliation to GAAP- Quarter Ended June 28, 2008 (Unaudited)

		Gross
	Gross	Profit	Operating	Operating	Net	Diluted
(In thousands, except per share amount)	Profit	Percentage	Expense	Loss	Income	EPS

GAAP Reported Results	$7,342	50.3%	$7,710	$(368)	$(255)	$(0.02)
Restructuring	—	—%	(70)	70	70	0.01
Stock-based compensation	—	—%	(180)	180	180	0.01

Non-GAAP Results, Excluding special items	$7,342	50.3%	$7,460	$(118)	$(5)	$0.00

Reconciliation to GAAP- Six Months Ended June 28, 2008 (Unaudited)

		Gross
	Gross	Profit	Operating	Operating	Net	Diluted
(In thousands, except per share amount)	Profit	Percentage	Expense	Loss	Income	EPS

GAAP Reported Results	$9,860	35.5%	$16,775	$(6,915)	$(6,759)	$(0.51)
Impairment	3,291	11.8%	—	3,291	3,291	0.25
Restructuring	759	2.7%	—	759	759	0.06
Restructuring	—	—%	(505)	505	505	0.03
Stock-based compensation	—	—%	(157)	157	157	0.01

Non-GAAP Results, Excluding special items	$13,910	50.0%	$16,113	$(2,203)	$(2,047)	$(0.16)

Reconciliation to GAAP- Quarter Ended June 30, 2007 (Unaudited)

		Gross
	Gross	Profit	Operating	Operating	Net	Diluted
(In thousands, except per share amount)	Profit	Percentage	Expense	Loss	Income	EPS

GAAP Reported Results	$7,804	55.0%	$7,869	$(65)	$450	$0.03
Restructuring	—	—%	(212)	212	141	$0.01
Stock-based compensation	—	—%	(274)	274	182	$0.02

Non-GAAP Results, Excluding special items	$7,804	55.0%	$7,383	$421	$773	$0.06

Reconciliation to GAAP- Six Months Ended June 30, 2007 (Unaudited)

		Gross
	Gross	Profit	Operating	Operating	Net	Diluted
(In thousands, except per share amount)	Profit	Percentage	Expense	Loss	Income	EPS

GAAP Reported Results	$14,822	54.4%	$15,497	$(675)	$561	$0.04
Restructuring	—	—%	(594)	594	395	$0.03
Stock-based compensation	—	—%	(628)	628	418	$0.03

Non-GAAP Results, Excluding special items	$14,822	54.4%	$14,275	$547	$1,374	$0.10

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue for the third quarter 2008 and the expected revenue contribution from new products and solutions. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.
In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements”: (a) actions that we may take in connection with our review of strategic alternatives; (b) inability to complete or possible delays in completing certain research and development efforts required for new products and solutions and delays in market acceptance of our new network acceptance solutions beyond the timeframes anticipated or at all; (c) general economic uncertainty and its impact on the capital budgets for certain of our major customers; (d) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies; (e) the inability of the Company to realize the benefits of the reduction in its cost structure due to changes in its markets or other factors, and the risk that the reduction in costs will not restore profitability in the timeframe anticipated by the Company; (f) the risk that our cost-cutting initiatives may have impaired the Company’s ability to effectively develop and market products and remain competitive in the telecom business; (g) possible delays in, or the inability to, complete negotiation and execution of purchase and service agreements with new or existing customers; (h) further declines in demand for our existing cable testing products; (i) pricing pressures affecting our cable-related products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (j) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (k) the ability to manage the risks associated with and to grow our business; (l) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate; and (m) our ability to efficiently integrate acquired businesses and achieve expected synergies. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2007 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
™ ICE is a trademark of Tollgrade Communications, Inc.
™ LoopCare is a trademark of Tollgrade Communications, Inc.
™ N(x)Test is a trademark of Tollgrade Communications, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
All other trademarks are the property of their respective owners.